Exhibit 99.1

CONTACT:	Michal D. Cann — President & CEO Rick A. Shields — EVP & Chief Financial Officer 360.679.3121
NEWS RELEASE

WASHINGTON BANKING REPORTS FIRST QUARTER 2007 EPS OF $0.24 PER DILUTED SHARE
OAK HARBOR, WA — April 25, 2007 — Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported that strong loan and deposit growth, and a stabilization of the net interest margin contributed to solid first quarter 2007 profits, which were up 25% from the preceding quarter, but down 11% from the record profits achieved in the year-ago quarter. For the first quarter of 2007, net income was $2.3 million, or $0.24 per diluted share, compared to $1.8 million, or $0.19 per diluted share, in the fourth quarter of 2006, and $2.6 million, or $0.27 per diluted share in the first quarter of 2006.
“Our local economies remain strong and we are seeing good business growth in the markets we serve,” stated Michal Cann, President and CEO of the holding company. “Real estate lending remains a staple of our portfolio and we are gaining traction in commercial lending. We continue to look for opportunities to grow the bank, including evaluating branching and acquisition opportunities as they arise.”
FIRST QUARTER 2007 FINANCIAL HIGHLIGHTS
First quarter 2007 highlights, compared to the like period last year, include:
•	Total loans increased 12% to $732 million.

•	Total deposits grew 12% to $726 million.

•	Book value per share grew 12% to $7.28.

•	Net interest margin was 5.01%, as compared to 5.59%.
At March 31, 2007, total assets increased 11% to $816 million from $736 million a year ago. Total loans grew 12% to $732 million from $651 million at March 31, 2006. “Loan growth was strong over the past year in all categories,” Cann said.
Commercial loans increased 10% since the end of the first quarter of 2006, commercial real estate grew 12% and commercial construction grew 40%. Single family mortgages were up 8% over the past year, while residential construction grew 12% and consumer loans were up 10% since the end of March 2006. “The local economy and population growth remain strong, and I expect that construction lending will continue in the second quarter,” stated Rick Shields, Executive Vice President and CFO. According to the latest U.S. Census reports, Island, Whatcom, and Skagit counties have grown at a compound annual rate of 2.1%, 1.9% and 1.8%, respectively, since July 1, 2000, which place these counties in the top ten fastest growing counties in the state.
“Nonperforming loans and nonperforming assets have both improved since year-end, including the sale of the other real estate owned that was previously on the books,” Cann said. “We have virtually no direct exposure to the sub-prime mortgage market, as we focus our lending efforts on the regional business community and conforming home loans.” Nonperforming assets totaled $3.6 million at March 31, 2007, compared to $4.0 million at December 31, 2006 and $1.6 million at the end of the first quarter last year. Nonperforming assets were 0.44% of total assets at the end of this year’s first quarter, compared to 0.50% at year-end in 2006 and 0.22% at March 31, 2006. The allowance for loan losses was $10.2 million, or 283% of nonperforming loans and 1.40% of total loans as of March 31, 2007.
“We continue to attract high quality loans and are successfully competing in the highly contested deposit market,” Shields said. “Deposits grew 3% in the first quarter and 12% over the past year; we continue to bring in time deposits to support our loan growth.” Non-maturity account balances increased 4% over the past year to $416 million, while time deposits increased by 26% to $310 million at quarter-end.
“As we indicated last quarter, the increase in deposit costs seems to be moderating and our margin is stabilizing,” Shields said. “Our margin for the first quarter was only 2 basis points below that of the fourth quarter, which is the smallest drop we’ve seen in the past year.” On a fully tax-equivalent basis, the net interest margin was 5.01% in the first quarter of 2007, compared to 5.03% in the preceding quarter and 5.59% in the first quarter of 2006.
In the first quarter, the yield on earning assets was 8.10%, up 8 basis points on a sequential-quarter basis and 35 basis points from the first quarter of 2006. The cost of interest-bearing liabilities was 3.68% in the quarter, up 12 basis points sequentially and 106 basis points relative to the first quarter of last year.
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WBCO — 1Q07 Results
April 25, 2007

A 16% increase in interest income was offset by a 60% increase in interest expense for the quarter ended March 31, 2007 over the first quarter of 2006. Consequently, net interest income declined 1% to $9.0 million from $9.1 million in the first quarter of 2006. In the 2007 first quarter, noninterest income also declined to $1.7 million, versus $1.9 million a year ago, reflecting lower gains from the sale of loans, as well as a decline in premiums from the sale of SBA loans and annuity products.
Noninterest (operating) expense grew 4% to $6.9 million in the first quarter of 2007 compared to $6.7 million a year ago. “We opened our fourth Bellingham branch in October last year, which contributed to the year-over-year growth in overhead costs,” said Shields. “A one-time charge associated with our health benefits and higher payroll taxes offset the savings from the restructuring we undertook in December. Further savings from our cost cutting efforts will accrue this quarter as the full effect of the restructuring is implemented.” The efficiency ratio increased to 63.29% in the first quarter from 60.49% a year ago.
EARNINGS CONFERENCE CALL AND WEBCAST
Management will host a conference call today at 10:00 am PDT (1:00 pm EDT) to discuss the first quarter results. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (303) 262-2140. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com. Shortly after the call concludes, the replay will also be available at (303) 590-3000, using access code 11087921#, where it will be archived for three months.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 20 full-service branches located in five counties in Northwestern Washington. In September 2006, Ryan Beck & Co. ranked WBCO #33 on its list of the Top 100 U.S. Banks and Thrifts, based on 5-year total return.
www.wibank.com
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WBCO — 1Q07 Results
April 25, 2007

CONSOLIDATED STATEMENTS OF OPERATIONS	Quarter Ended		Three	Quarter Ended	One
($ in thousands, except per share data) (unaudited)	March 31,	December 31,	Month	March 31,	Year
	2007	2006	Change	2006	Change

Interest Income
Loans	$14,495	$14,626	–1%	$12,407	17%
Taxable Investment Securities	121	113	7%	103	17%
Tax Exempt Securities	71	71	0%	80	–11%
Other	43	30	43%	59	–27%

Total Interest Income	14,730	14,840	–1%	12,649	16%

Interest Expense
Deposits	5,323	5,128	4%	3,095	72%
Other Borrowings	34	124	–73%	150	–77%
Junior Subordinated Debentures	338	342	–1%	309	9%

Total Interest Expense	5,695	5,594	2%	3,554	60%

Net Interest Income	9,035	9,246	–2%	9,095	–1%
Provision for Loan Losses	550	625	–12%	500	10%

Net Interest Income after Provision for Loan Losses	8,485	8,621	–2%	8,595	–1%

Noninterest Income
Service Charges and Fees	816	815	0%	817	0%
Income from the Sale of Loans	155	210	–26%	182	–15%
Other Income	767	679	13%	884	–13%

Total Noninterest Income	1,738	1,704	2%	1,883	–8%

Noninterest Expense
Compensation and Employee Benefits	4,411	4,313	2%	4,276	3%
Occupancy and Equipment	956	940	2%	858	11%
Office Supplies and Printing	130	169	–23%	181	–28%
Data Processing	141	139	1%	82	72%
Restructuring Charge	—	575	–100%	—	0%
Consulting and Professional Fees	171	298	–43%	119	44%
Other	1,115	1,264	–12%	1,166	–4%

Total Noninterest Expense	6,924	7,698	–10%	6,682	4%

Income Before Income Taxes	3,299	2,627	26%	3,796	–13%
Provision for Income Taxes	1,032	816	26%	1,244	–17%

Net Income	$2,267	$1,811	25%	$2,552	–11%

Earnings per Common Share (1)

Net Income per Share, Basic	$0.24	$0.20	20%	$0.28	–14%

Net Income per Share, Diluted	$0.24	$0.19	26%	$0.27	–11%

Average Number of Common Shares Outstanding (1)	9,389,000	9,256,000		9,204,000
Fully Diluted Average Common and Equivalent Shares Outstanding (1)	9,558,000	9,529,000		9,473,000

(1)	Prior periods restated for 5-for-4 stock split distributed on September 6, 2006

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WBCO — 1Q07 Results
April 25, 2007

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	March 31,	December 31,	Month	March 31,	Year
	2007	2006	Change	2006	Change

Assets
Cash and Due from Banks	$21,516	$18,984	13%	$22,433	–4%
Interest-Bearing Deposits with Banks	783	761	3%	692	13%
Fed Funds Sold	4,640	—	100%	8,530	–46%

Total Cash and Cash Equivalents	26,939	19,745	36%	31,655	–15%

Investment Securities Available for Sale	16,748	16,790	0%	19,013	–12%

FHLB Stock	1,984	1,984	0%	1,984	0%

Loans Held for Sale	4,717	2,458	92%	1,356	248%

Loans Receivable	731,895	719,580	2%	651,134	12%
Less: Allowance for Loan Losses	(10,212)	(10,048)	2%	(9,130)	12%

Loans, Net	721,683	709,532	2%	642,004	12%

Premises and Equipment, Net	23,235	23,372	–1%	20,591	13%
Bank Owned Life Insurance	11,017	10,930	1%	10,646	3%
Other Real Estate Owned	—	363	–100%	—	0%
Other Assets	9,566	9,371	2%	8,372	14%

Total Assets	$815,889	$794,545	3%	$735,621	11%

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-Bearing Demand	$101,222	$96,858	5%	$100,537	1%
NOW Accounts	155,997	152,087	3%	154,170	1%
Money Market	109,918	101,856	8%	89,086	23%
Savings	49,282	50,036	–2%	56,840	–13%
Time Deposits	309,954	302,930	2%	245,373	26%

Total Deposits	726,373	703,767	3%	646,006	12%

FHLB Overnight Borrowings	—	3,075	–100%	—	0%
Other Borrowed Funds	—	—	0%	10,000	–100%
Junior Subordinated Debentures	15,007	15,007	0%	15,007	0%
Other Liabilities	5,728	6,303	–9%	4,559	26%

Total Liabilities	747,108	728,152	3%	675,572	11%

Shareholders’ Equity:
Common Stock (no par value) Authorized 13,679,757 Shares:
Issued and Outstanding at 9,445,867 3/31/07 9,388,600 at 12/31/06, and 9,261,394 at 3/31/06 (1)	33,587	33,016	2%	32,251	4%
Retained Earnings	35,217	33,422	5%	27,879	26%
Other Comprehensive Income	(23)	(45)	–49%	(81)	–72%

Total Shareholders’ Equity	68,781	66,393	4%	60,049	15%

Total Liabilities and Shareholders’ Equity	$815,889	$794,545	3%	$735,621	11%

(1)	Prior periods restated for 5-for-4 stock split distributed on September 6, 2006

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WBCO — 1Q07 Results
April 25, 2007

ASSET QUALITY (unaudited)	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	March 31,
	2007	2006	2006

Allowance for Loan Losses Activity:

Balance at Beginning of Period	$10,048	$9,985	$8,810
Indirect Loans:
Charge-Offs	(135)	(185)	(231)
Recoveries	54	106	131

Indirect Net Charge-Offs	(81)	(79)	(100)

Other Loans:
Charge-Offs	(458)	(542)	(324)
Recoveries	153	59	244

Other Net Charge-Offs	(305)	(483)	(80)

Total Net Charge-Offs	(386)	(562)	(180)
Provision for loan losses	550	625	500

Balance at End of Period	$10,212	$10,048	$9,130

Net Charge-offs to Average Loans:

Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.31%	0.31%	0.43%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	0.20%	0.31%	0.06%
Net Charge-Offs to Average Total Loans (1)	0.21%	0.31%	0.11%

	March 31,	December 31,	March 31,
	2007	2006	2006

Nonperforming Assets
Nonperforming Loans (2)	$3,609	$3,638	$1,599
Other Real Estate Owned	—	363	—

Total Nonperforming Assets	$3,609	$4,001	$1,599

Nonperforming Loans to Loans (1)	0.49%	0.51%	0.25%
Nonperforming Assets to Assets	0.44%	0.50%	0.22%
Allowance for Loan Losses to Nonperforming Loans	282.95%	276.19%	570.98%
Allowance for Loan Losses to Nonperforming Assets	282.95%	251.13%	570.98%
Allowance for Loan Losses to Loans	1.40%	1.40%	1.40%

Loan Composition
Commercial	$88,781	$82,990	$80,667
Real Estate Mortgages
One-to-Four Family Residential	54,045	54,509	50,095
Commercial	250,399	249,109	223,979
Real Estate Construction
One-to-Four Family Residential	96,627	96,107	86,437
Commercial	47,849	46,329	34,163
Consumer
Indirect	109,466	104,794	92,848
Direct	82,510	83,741	81,712
Deferred Fees	2,218	2,001	1,233

Total Loans	$731,895	$719,580	$651,134

(1)	Excludes Loans Held for Sale.

(2)	Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

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WBCO — 1Q07 Results
April 25, 2007

FINANCIAL STATISTICS (unaudited)	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	March 31,
	2007	2006	2006

Revenues (1) (2)	$10,939	$11,115	$11,048

Averages
Total Assets	$797,778	$794,908	$712,053
Loans and Loans Held for Sale	723,735	722,089	639,742
Interest Earning Assets	745,467	742,344	665,351
Deposits	707,395	699,090	619,844
Shareholders’ Equity	$67,164	$65,133	$58,543

Financial Ratios
Return on Average Assets, Annualized	1.15%	0.90%	1.45%
Return on Average Equity, Annualized	13.69%	11.03%	17.68%
Average Equity to Average Assets	8.42%	8.19%	8.22%
Efficiency Ratio (2)	63.29%	69.25%	60.49%
Yield on Earning Assets (2)	8.10%	8.02%	7.75%
Cost of Interest Bearing Liabilities	3.68%	3.56%	2.62%
Net Interest Spread	4.42%	4.46%	5.13%
Net Interest Margin (2)	5.01%	5.03%	5.59%

	March 31,	December 31,	March 31,
	2007	2006	2006

Period End
Book Value Per Share (3)	$7.28	$7.07	$6.48

(1)	Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.

(2)	Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

(3)	Prior periods adjusted for the 5-for-4 stock split distributed on September 6, 2006.

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; and (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.